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                                   UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                    SCHEDULE 13G

                     Under the Securities Exchange Act of 1934
                                 (Amendment No. 3)*

                      International CableTel Incorporated
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                                 (Name of Issuer)

                         Common Stock, $.01 Par Value
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                        (Title of Class of Securities)

                                   459216107
                     ----------------------------------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                      13G


 1. NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sidney R. Knafel
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 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [ ]
                                                        (b)  [ ]

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 3. SEC USE ONLY

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 4. CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
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    NUMBER OF           5. SOLVE VOTING POWER
     SHARES
  BENEFICIALLY                  1,868,859
   OWNED BY
     EACH               --------------------------------------------------------
   REPORTING
    PERSON              6. SHARED VOTING POWER
     WITH
                                0
                        --------------------------------------------------------

                        7. SOLE DISPOSITIVE POWER

                                1,868,859

                        --------------------------------------------------------

                        8. SHARED DISPOSITIVE POWER

                                0

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 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,868,859

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

            5.8%

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12. TYPE OF REPORTING PERSON*

            IN

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                     *SEE INSTRUCTION BEFORE FILLING OUT!

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The filing of this statement shall not be construed as an admission that the reporting person is the beneficial owner of the securities covered by such statement.


Item 1(a).   Name of Issuer:

          International CableTel Incorporated


Item 1(b).   Address of Issuer's Principal Executive Offices:

          150 East 58th Street, New York, New York 10155


Item 2(a).   Name of Person filing:

          Sidney R. Knafel


Item 2(b).   Address of Principal Business Office:

          126 East 56th Street
          New York, New York  10022


Item 2(c).   Citizenship:

          U.S.A.


Item 2(d).   Title of Class of Securities:

          Common Stock, $.01 Par Value


Item 2(e).   CUSIP Number:

          459216107


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Item 3.     Not applicable.


Item 4.     Ownership:

        See item 5 through 9 and item 11 of the cover pages.

Item 5.     Ownership of Five Percent or Less of a Class.

        Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of
            Another Person.

        Not applicable.

Item 7.     Identification and Classification of the Subsidiary
            Which Acquired the Security Being Reported on By the
            Parent Holding Company.

        Not applicable.

Item 8. Identification and Classification of Members of the Group.

        Not applicable.

Item 9.     Notice of Dissolution of Group.

        Not applicable.

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Item 10.        Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as participant in any transaction having such purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         By: /s/ Sidney R. Knafel
                                            --------------------------
                                                 SIDNEY R. KNAFEL

Dated:    February 14, 1997
          As of December 31, 1996